UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2011

TradeStation Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-31049	650977576
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8050 SW 10th Street, Suite 4000, Plantation, Florida	33324
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 652-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 20, 2011, TradeStation Group, Inc., a Florida corporation (the “Company”), Monex Group, Inc., a Japanese corporation (“Monex”), and Felix 2011 Acquisition Sub, Inc., a Florida corporation (the “Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Monex, through the Purchaser, will commence a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Shares”), at a price per Share of $9.75 (the “Offer Price”).

Completion of the Offer is subject to several conditions, including (i) that at least a majority of the outstanding Shares (determined on a fully diluted basis) must be validly tendered and not validly withdrawn prior to the expiration of the Offer; (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iii) the receipt of approval by the Financial Industry Regulatory Authority (“FINRA”), the United Kingdom Financial Services Authority (the “FSA”) and, if required, the conclusion of review by the staff of the Committee on Foreign Investment in the United States (“CFIUS”); (iv) neither the Company’s Board of Directors (the “Board”) nor any committee thereof changing its approval or recommendation of the Offer, the Merger (as defined below) or the Merger Agreement; and (v) other customary closing conditions.

Following consummation of the Offer, the Purchaser will merge with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Monex. Upon completion of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger, excluding those Shares that are held by Monex, the Purchaser, the Company or their wholly-owned subsidiaries, or by shareholders who properly exercise their dissenters’ rights under the Florida Business Corporation Act, will be converted into the right to receive the Offer Price. Consummation of the Merger is subject to completion of the Offer, the absence of any legal prohibition and, if necessary, approval by the Company’s shareholders.

The Company granted to Monex an irrevocable option (the “Top-Up Option”) to purchase from the Company, at a price per Share equal to the Offer Price, a number of newly-issued Shares (the “Top-Up Shares”) equal to up to the number of Shares that, when added to the number of Shares owned by Monex, the Purchaser and any of their wholly-owned subsidiaries immediately prior to exercise of the Top-Up Option, constitutes one Share more than 80% of the Shares outstanding immediately after the issuance of the Top-Up Shares on a fully diluted basis, but not less than one share more than 80% of the number of Shares then outstanding (after giving effect to the issuance of the Top-Up Shares). The Top-Up Option may be exercised only after completion of the Offer and prior to the earlier to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms. The aggregate exercise price of the Top-Up Option may be paid to the Company, at Monex’s election, either (i) entirely in cash, or (ii) partially in cash, in an amount equal to not less than the aggregate par value of the Top-Up Shares purchased, and with the balance paid by issuing to the Company a one-year promissory note bearing simple interest at the then prime rate with full recourse to Monex and the Purchaser. If Monex, the Purchaser and their respective subsidiaries acquire at least 80% of the outstanding Shares, including through exercise of the Top-Up Option, the Purchaser will complete the Merger without the need for approval by the Company’s or the Purchaser’s shareholders in accordance with the “short form” merger procedures under the Florida Business Corporation Act. The Top-Up Option was granted and the Top-Up Shares, if any, will be issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act of 1933, as amended.

The Company, Monex and the Purchaser have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to file and furnish, as promptly as reasonably practicable, all notifications, forms and information required pursuant to the HSR Act and other applicable laws and rules and regulations of applicable regulatory authorities with respect to the Offer and the Merger (including the approval by FINRA, the FSA and, if required, CFIUS); and (ii) to use all reasonable efforts to cause the closing of the Offer and the Merger to occur as promptly as practicable. From the date of the Merger Agreement until the effective time of the Merger, the Company has agreed to conduct, and to cause its subsidiaries to conduct, their business in the ordinary course and to use reasonable efforts to maintain their relationships with third parties and with their officers and employees and others with whom they have business relationships.

The Company has agreed to not solicit or engage in discussions concerning alternative proposals for the acquisition of the Company, and it must notify Monex of its receipt of any inquiry or proposal regarding an alternative transaction. However, if the Company receives an unsolicited proposal prior to completion of the Offer that the Board determines is a Superior Proposal (as defined in the Merger Agreement), the Company may, under certain circumstances, provide information to and participate in discussions or negotiations regarding, that proposal. In the event that the Company receives an unsolicited proposal that the Board concludes is a Superior Proposal (after giving effect to all of the adjustments to the Merger Agreement which may be offered by Monex during a three business day notice period described below), under certain circumstances the Board may change its approval or recommendation of the Offer, the Merger and the Merger Agreement and the Company may terminate the Merger Agreement to accept the Superior Proposal (subject to the Company paying the Breakup Fee (as defined below) prior to such termination). However, prior to a change of approval or recommendation by the Board or the Company’s termination of the Merger Agreement due to a Superior Proposal, the Company must provide Monex with at least three business days’ prior notice of its intention to take such actions, and thereby provide Monex with any opportunity within such three business days to make a new offer.

The Merger Agreement may be terminated in certain customary circumstances, including by Monex if the Board changes (or fails, if requested, to reaffirm) its approval or recommendation of the Offer, the Merger or the Merger Agreement, or by the Company if the Board decides to accept a Superior Proposal (subject to its compliance with the requirements in the Merger Agreement). In each of these cases, the Company will be required to pay Monex a termination fee of $9,000,000 (the “Breakup Fee”). In addition, in certain circumstances in connection with a termination, Monex or the Company may be required to reimburse the other for expenses incurred with respect to the transaction up to $1,500,000.

In addition, if the Offer expires or terminates or is withdrawn without any Shares being purchased or is not completed on or before December 19, 2011 (the “Outside Date”), either Monex or the Company may terminate the Merger Agreement, and, upon certain breaches of the Merger Agreement by the Company, Monex may terminate the Merger Agreement. If prior to the date of (a) the termination arising from the Offer not being completed on or before the Outside Date, (b) the expiration of the Offer or termination or withdrawal of the Offer without any Shares being purchased as a result of a majority of the then outstanding Shares determined on a fully diluted basis not having been validly tendered or (c) a termination by Monex for a breach by the Company, (i) a competing acquisition proposal is made or communicated to the Company’s senior management or the Board or is publicly disclosed and (ii) the Company enters into an agreement with respect to a competing acquisition proposal within nine months after such termination or the Company consummates a competing acquisition proposal within 12 months after such termination, then the Company will also be required to pay Monex the Breakup Fee upon the earlier of (1) the Company entering into the agreement with respect to such competing acquisition proposal or (2) the Company consummating such competing acquisition proposal.

In connection with the Merger, all outstanding Company stock options, whether vested or unvested, that are “in-the-money” (i.e., vested options for which the Offer Price is higher than the exercise price) will be automatically cancelled and converted into the right to receive the excess of the Offer Price over the exercise price per share, less any applicable withholding taxes. All outstanding Company stock options that are “out-of-the-money” (i.e., options for which the Offer Price is equal to or less than the exercise price) will be automatically cancelled at the effective time of the Merger and no consideration will be delivered in exchange therefor. Each outstanding Company restricted stock award and performance share award that is vested at the effective time of the Merger will be automatically cancelled at the effective time of the Merger and converted into the right to receive the Offer Price per share, less any applicable withholding taxes. Each outstanding Company restricted stock award and performance share award that is unvested at the effective time of the Merger will be automatically cancelled at the effective time of the Merger and converted into the right to receive on the applicable vesting date the Offer Price per share, less any applicable withholding taxes.

In addition, Monex has agreed to provide Company employees with annual rates of base salary that are at least equal to those in effect immediately prior to the completion of the Offer and annual cash bonus opportunities and employee benefits (other than equity-based incentive plans) that are in the aggregate no less favorable than that currently provided by the Company for at least one year after the completion of the Offer.

The foregoing description of the Offer, the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1. The Merger Agreement has been incorporated herein by reference to provide information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company, Monex or the Purchaser in any public reports filed with the U.S. Securities and Exchange Commission by the Company, Monex or the Purchaser. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company to Monex in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company, Monex and the Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Monex or the Purchaser. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws.

Employment and Management Continuity Agreement

On April 20, 2011, the Company and the Company’s Chief Executive Officer, Salomon Sredni, entered into an Employment and Management Continuity Agreement (the “Management Continuity Agreement”), pursuant to which Mr. Sredni would be employed as Chief Executive Officer of the Company, would have a position on the Global Management Committee of Monex (which Committee would oversee the Asia, U.S. and E.U. operations of Monex) and would be a member of the Board. The term of the Management Continuity Agreement will commence on the effective time of the Merger and end on the three-year anniversary thereof unless extended by mutual agreement between the Company and Mr. Sredni. The terms and provisions of the Management Continuity Agreement are subject to and contingent upon the completion of the transactions contemplated by the Merger Agreement and will not become effective until the effective time of the Merger.

Mr. Sredni’s base salary under the Management Continuity Agreement is $600,000 per year, subject to increase in the discretion of the compensation committee of the Board of Directors of Monex. Mr. Sredni would be eligible to earn a target annual cash bonus for each fiscal year of Monex after the effective time of the Merger (beginning with the fiscal year ending March 31, 2012) of up to 75% of his annual base salary then in effect, based on the Company achieving certain annual net revenue and net income targets to be reviewed, and the amount of such annual bonus to be finally determined, by the compensation committee of the Board of Directors of Monex. Promptly following the effective time of the Merger, Mr. Sredni will be awarded a one-time grant of phantom stock of Monex, with a grant date value equal to U.S. $1.5 million based on the closing price of Monex common stock on the grant date. That phantom stock grant will be payable in cash and will vest 50% on each of the three- and six-year anniversaries of the grant date so long as Mr. Sredni continues to be employed with the Company at each such vesting date. Within seven days following each vesting date, Mr. Sredni would receive a cash amount equal to the sum of (i) the product of (x) U.S. $750,000 and (y) the quotient of (A) the per share closing price of one share of Monex common stock on the applicable vesting date divided by (B) the closing price of Monex common stock on the grant date, plus (ii) an amount equal to all dividends paid by Monex on its common stock during the vesting period with respect to a number of shares of Monex common stock equal to $750,000 divided by the closing price of Monex common stock on the grant date. Mr. Sredni will be granted additional phantom stock awards for each 12-month period during which he is employed under the Management Continuity Agreement with each award having a grant date value equal to 100% of Mr. Sredni’s then annual base salary based on the closing price of Monex common stock on the applicable grant date. Each of these annual phantom stock grants will be payable in cash and will vest 25% on each of the two-, three-, four- and five-year anniversaries of their respective grant dates. Within seven days following each vesting date, Mr. Sredni would receive a cash amount equal to the sum of (i) the product of (x) 25% of the grant date value of the applicable phantom stock award and (y) the quotient of (A) the per share closing price of one share of Monex common stock on the applicable vesting date divided by (B) the closing price of Monex common stock on the applicable grant date, plus (ii) an amount equal to all dividends paid by Monex on its common stock during the vesting period with respect to a number of shares of Monex common stock equal to 25% of the aggregate grant date value of the applicable phantom stock award divided by the closing price of Monex common stock on the applicable grant date.

In the event Mr. Sredni’s employment under the Management Continuity Agreement is terminated by the Company without cause (as defined in the Management Continuity Agreement) or by Mr. Sredni for good reason (as defined in the Management Continuity Agreement), then Mr. Sredni would be entitled to: (i) all accrued but unpaid base salary, vacation or sick pay, earned or declared but unpaid annual bonus for any complete fiscal year and any unreimbursed business expenses; (ii) a lump sum equal to the greater of (x) the “highest base salary” (as defined in the Management Continuity Agreement) that would have been paid for the period beginning on the termination date and ending on the last day of the term of the Management Continuity Agreement (the “Remaining Term”) or (y) an amount of separation pay equal to the sum of (x) five weeks of his annual salary plus (y) two weeks for each year of completed service of his annual salary (which formula is consistent with the terms of the Company’s current separation pay guidelines); (iii) all health insurance premiums paid by the Company for continued health coverage for Mr. Sredni and his spouse and dependents consistent with the provisions of COBRA for a period equal to the longer of (x) the Remaining Term or (y) the number of weeks equal to five weeks plus two weeks for each year of completed service; (iv) a prorated amount of the annual cash bonus that Mr. Sredni would have received for the fiscal year in which the date of termination occurs depending upon the Company’s achievement of the relevant performance criteria, based on the number of days he is employed by the Company during that fiscal year; and (v) immediate vesting of all unvested phantom stock grants that are outstanding as of the termination date. If Mr. Sredni’s employment under the Management Continuity Agreement is terminated due to his death or permanent disability, then Mr. Sredni or his estate would be entitled to: (i) all accrued but unpaid base salary, vacation or sick pay, earned or declared but unpaid annual bonus for any complete fiscal year and any unreimbursed business expenses; (ii) a lump sum equal to the sum of (x) five weeks of his annual salary plus (y) two weeks for each year of completed service of his annual salary; (iii) a prorated amount of Mr. Sredni’s target annual cash bonus (i.e., 75% of his then base salary) for the fiscal year in which the date of termination occurs, based on the number of days employed by the Company during that fiscal year; and (iv) immediate vesting of the one-time, $1.5 million phantom stock grant described above. Generally, if the Company terminates Mr. Sredni’s employment under the Management Continuity Agreement for cause or if Mr. Sredni terminates his employment without good reason, then Mr. Sredni would be entitled to all accrued but unpaid base salary, vacation or sick pay, earned or declared but unpaid annual bonus for any complete fiscal year and any unreimbursed business expenses. However, if the Company terminates Mr. Sredni’s employment under the Management Continuity Agreement with cause or if Mr. Sredni terminates his employment without good reason within one year following a change in control (as defined in the Management Continuity Agreement, which definition does not include the Merger), then Mr. Sredni would be entitled to the same benefits as if his employment was terminated by the Company without cause or by Mr. Sredni for good reason.

A copy of the Management Continuity Agreement is attached hereto as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures contained under Item 1.01 relating to the Top-Up Option are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures contained under Item 1.01 under the heading “Employment and Management Continuity Agreement” are incorporated herein by reference.

Item 8.01 Other Events.

On April 21, 2011, the Company sent an e-mail to the employees of the Company and its subsidiaries, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On April 21, 2011, the Company sent an e-mail to the customers of the Company’s subsidiaries, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 20, 2011, among Monex Group, Inc., Felix 2011 Acquisition Sub, Inc. and TradeStation Group, Inc.

10.1	Employment and Management Continuity Agreement, dated as of April 20, 2011, among TradeStation Group, Inc., Monex Group, Inc. and Salomon Sredni

99.1	E-mail to employees dated April 21, 2011

99.2	E-mail to customers dated April 21, 2011

Notice to Investors and Shareholders

The tender offer for the outstanding Shares referred to in this report has not yet commenced. This report is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy Shares will be made pursuant to an offer to purchase and related materials that the Purchaser and Monex expect to file with the U.S. Securities and Exchange Commission. At the time the offer is commenced, the Purchaser and Monex will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Investors and Company shareholders are strongly advised to read both the tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement when they become available as they will contain important information that should be considered before any decision is made with respect to the tender offer. These materials (and all other materials filed by the Company with the U.S. Securities and Exchange Commission) will be available at no charge from the U.S. Securities and Exchange Commission through its website at www.sec.gov. Free copies of the tender offer statement and related materials and the solicitation/recommendation statement, when available, may be obtained from the information agent for the tender offer. Investors and Company shareholders may also obtain free copies of the documents filed by the Company with the U.S. Securities and Exchange Commission by contacting the Company’s Chief Financial Officer, David H. Fleischman at 8050 SW 10th Street, Suite 4000, Plantation, FL 33324, telephone number 954-652-7000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TradeStation Group, Inc.

Date: April 21, 2011	By:	/s/ David H. Fleischman
		Name:	David H. Fleischman
		Title:	Chief Financial Officer, Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 20, 2011, among Monex Group, Inc., Felix 2011 Acquisition Sub, Inc. and TradeStation Group, Inc.

10.1	Employment and Management Continuity Agreement, dated as of April 20, 2011, among TradeStation Group, Inc., Monex Group, Inc. and Salomon Sredni

99.1	E-mail to employees dated April 21, 2011

99.2	E-mail to customers dated April 21, 2011